Exhibit 99.1

Molina Healthcare Announces $50 Million Stock Repurchase Program

LONG BEACH, Calif.--(BUSINESS WIRE)--October 3, 2013--Molina Healthcare, Inc. (NYSE: MOH) today announced that its Board of Directors has authorized the repurchase of up to $50 million in aggregate of the Company’s common stock. The repurchase program is effective as of September 30, 2013, and will be funded by existing cash on hand.

Stock repurchases under this program may be made through open-market and/or privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

The repurchase program extends through December 31, 2014, but the Company reserves the right to suspend or discontinue the program at any time. This newly authorized repurchase program replaces in its entirety the $75 million repurchase program adopted by the Board of Directors on February 13, 2013.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Illinois, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding our stock repurchase program. All of our forward-looking statements are based on our current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, fluctuations in our common stock price or market conditions, the availability of common stock for repurchase, our access to capital to make such repurchases, and our ability to make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the program. Additional information regarding the risk factors to which we are subject is provided in greater detail in our periodic reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of our company website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of the date hereof, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations that occur after the date of this release.

CONTACT:
Molina Healthcare, Inc.
Juan José Orellana, 562-435-3666
Investor Relations